UNITED STATES
SECURITIESANDEXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2008

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28025	86-0951473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Madison Avenue, 15th Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 646-673-8435

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement

We ("Global") signed a term sheet with S.C. Supercom S.A. ("SC") under which Global and SC agreed to jointly form a Romanian company to develop projects in Romania using KDV technology to convert waste to diesel. The joint venture company ("JV") will be owned 51% by Global and 49% by SC. SC is a Romanian company that collects approximately 200,000 tons of municipal solid waste ("MSW") a year in the city of Bucharest.

Under the term sheet, SC would purchase and install the first KDV unit from Alphakat through the marketing Company Alphakat - Global Energy GmbH to process approximately one ton of municipal solid waste ("MSW") per hour and produce 500 liters of diesel per hour. Once the parties demonstrate the economic feasibility of the KDV unit, SC will transfer it to the JV, and the parties will develop a project capable of processing up to 1,000 tons of MSW a day, provided that SC is capable of securing an adequate supply of MSW. SC will be responsible for supplying rich hydrocarbon-content waste and for handling various permitting, environmental, and other local issues.

Projects will be financed by way of "Project Finance." The final project finance will be detailed in the final agreement between the parties.

A Romanian company that facilitated the business and the arrangements between the parties would receive 10% of all money and dividends distributed to the partners after repayment of shareholder loans (4% from Global and 6% from SC), and would receive 10% of the shares in the event of an exit event.

The summary of the foregoing are qualified in its entirety by reference to the Terms of Agreement, dated as June 2, 2008, between Global Energy Inc. and S.C. Supercom S.A. which is filed as Exhibits 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

10.1	Terms of Agreement, dated as June 2, 2008, between Global Energy Inc. and S.C. Supercom S.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC.

Per:	/s/ Asi Shalgi
Asi Shalgi
President and Chief Executive Officer
Date: June 18, 2008